UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2011

VERISIGN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

21355 Ridgetop Circle, Dulles, VA	20166
(Address of Principal Executive Offices)	(Zip Code)

(703) 948-3200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On June 1, 2011, VeriSign, Inc. (the “Company”), entered into an Amended and Restated Change-in-Control and Retention Agreement with its President and Chief Executive Officer and Amended and Restated Change-in-Control and Retention Agreements with its other senior executives, including its Executive Vice President and Chief Financial Officer and its other named executive officers (collectively, the “Amended Agreements”). The Amended Agreements (i) clarify the acceleration provisions applicable to performance-based equity awards, (ii) modify the COBRA reimbursement provisions, (iii) provide for an automatic, rather than elective, cutback of change-in-control benefits to an amount that avoids the Section 4999 excise tax if such cutback leads to a better after-tax result for the executive, (iv) clarify the timing provisions regarding termination upon change-in-control and release of claims, and (v) update notice and governing law provisions.

A copy of the form of Amended Agreement for the Chief Executive Officer and the form of Amended Agreement for all other senior officers will be filed as exhibits to the Company’s Quarterly Report for the quarter ended June 30, 2011, and the above is a summary of the amendments and is subject to the terms as set forth in their entirety in the form of Amended Agreement for the Chief Executive Officer and the form of Amended Agreement for all other senior officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: June 2, 2011	By:	/s/ Richard H. Goshorn
Richard H. Goshorn
Senior Vice President, General Counsel and Secretary